CUSIP No. 512815-10-1	13G	Page 9 of 9 Pages

EXHIBIT 1

The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this Schedule 13G is filed on his or its behalf.

Dated: February 11, 2005

The Reilly Family Limited Partnership
By:	/s/ Kevin P. Reilly, Jr.
	Name:	Kevin P. Reilly, Jr.
	Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.